ARC Reports Continuing Expansion of Strategic Services in Fourth Quarter and Full Year 2023
SAN RAMON, CA – (February 28, 2024) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the fourth quarter and full year ended December 31, 2023.

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2023	2022	2023	2022
Net sales	$68.9	$68.8	$281.2	$286.0
Gross margin	32.2%	33.7%	33.6%	33.6%
Net (loss) income attributable to ARC	$(0.9)	$2.1	$8.2	$11.1
Adjusted net income attributable to ARC	$2.4	$2.6	$11.8	$12.0
(Loss) Earnings per share - Diluted	$(0.02)	$0.05	$0.19	$0.26
Adjusted earnings per share - Diluted	$0.05	$0.06	$0.27	$0.28
Cash provided by operating activities	$13.7	$10.8	$36.6	$37.2
EBITDA	$3.7	$8.9	$31.9	$39.1
Adjusted EBITDA	$8.3	$9.3	$38.1	$40.9
Capital expenditures	$3.0	$1.6	$10.8	$5.9
Debt & finance leases (including current)			$62.2	$66.5
Management Commentary
“In a year where interest rates constrained capital spending and sentiment was mixed on the health of the economy, our ability to adapt and manage costs drove an increase in fourth quarter revenue, limited declines in annual revenue to less than two percent, and held gross margins steady for the year,” said Suri Suriyakumar, CEO of ARC Document Solutions. “Importantly, the changes we’ve made over the past several years to refine our strategic focus served us well in 2023 and positioned us well for ongoing success in 2024.”

“We grew our strategic business segments in each quarter of the year, with document scanning leading the way with year-over-year sales growth of 34% in the fourth quarter and 17% for the year. We also entered new markets for color services—significantly offsetting softness in construction plan printing—and maintained profitability in 2023,” said Dilo Wijesuriya, President and Chief Operating Officer. “Moving forward, our revenue performance in the fourth quarter serves as a clear indication of the positive direction our company is headed. Our emphasis on scanning and digital color printing is driving overall company expansion, and our management team in every market is 100 percent focused on achieving superior results in the coming year.”

“In 2023, we continued to optimize our costs while balancing our investment in our people and infrastructure, and we generated healthy cash flows from operations in the fourth quarter and the year,” said Jorge Avalos, Chief Financial Officer. “Shareholder returns reached an all-time high for the second year in a row as we used more than $12 million dollars to issue dividends and repurchase shares. We have every intention of repeating that performance in 2024. As for the site remediation issue, we don’t expect it to hamper our operations or our cash flows in a meaningful way in any given year of the project's execution.”

Fourth Quarter Overview
Demand for digital color printing across our customer base was robust for the first three quarters of the year and continued in the fourth quarter with year-end and holiday marketing promotions. Strength in this business line continued to offset weakness in black and white construction plan printing volume due to a lack of construction activity. With no significant letup in interest rates, capital spending constraints left our equipment and supply sales essentially flat year-over-year. Onsite print volumes moderated slightly in the fourth quarter, but we saw signs of stabilization as we successfully completed a number of multi-year contract renewals with large, enterprise-level customers. Demand for document scanning grew 34% year-over-year in the fourth quarter and helped ARC achieve 17% sales growth in this strategic sales category for the year. Economic inflation in the U.S., Canada, and abroad had a material effect on our business over the past year, primarily in the form of higher labor and material costs. Price increases in materials continue to be passed on to our customers. Supply chain disruptions, other than price increases, were largely resolved in 2023, and we remain reasonably protected from them due to the wide variety of suppliers we have developed over our history.

2023 Fourth Quarter Supplemental Information:
•Cash and cash equivalents on the consolidated balance sheet in the fourth quarter 2023 were $56.1 million.
•ARC’s next quarterly cash dividend of $0.05 will be paid on February 29, 2024 with a record date of January 31, 2024.
•Days sales outstanding were 47 days as of fourth quarter 2023, a decline of four days over the same period in the prior year.
•The number of MPS locations at the end of the fourth quarter was approximately 10,440.

Net Revenue

In millions	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Total net revenue	$281.2	$68.9	$71.1	$72.4	$68.9	$286.0	$68.8
In the fourth quarter 2023, net revenue increased by $0.1 million compared to the fourth quarter of 2022. Net revenue for full-year 2023 decreased 1.7% or $4.8 million compared to the full year of 2022, primarily driven by the decrease in sales from digital construction plan printing and Equipment and Supplies, partially offset by the year-over-year increase in sales from Scanning and digital color printing.
Revenue by Business Line

In millions	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Digital Printing	$170.1	$40.9	$43.5	$44.2	$41.4	$174.8	$42.0
MPS	$74.8	$18.2	$18.6	$19.0	$19.0	$75.8	$18.5
Scanning and Digital Imaging	$20.3	$5.5	$5.0	$5.3	$4.6	$17.4	$4.1
Equipment and Supplies	$16.0	$4.3	$3.9	$3.9	$3.9	$18.1	$4.3
For the fourth quarter 2023, Digital Printing sales decreased 2.5% compared to prior year, and for the full-year 2023 decreased 2.7% year-over-year. Year-over-year sales for the fourth quarter and full year 2023 increased in digital color graphic printing from new and existing customers, and we experienced continuing demand for digital color graphic printing across most of our customer base. This growth was offset by the decrease of sales in digital plan printing for construction, which we attribute to less activity and lower spending on new building projects due to increased costs of capital.
For the fourth quarter 2023, Managed Print Services (MPS) sales decreased 1.4% compared to prior year, and sales for full-year 2023 decreased 1.3% as compared to 2022. Fewer employees returning to the workplace after the pandemic has generally constrained onsite print volumes.
For the fourth quarter 2023, Scanning and Digital Imaging sales increased 33.7% compared to prior year, and sales for the full-year 2023 increased 17.0% as compared to the full year of 2022. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
For the fourth quarter 2023, Equipment and Supplies sales decreased 0.7% compared to prior year, and sales for the full-year 2023 declined 11.5% as compared to the full year of 2022. The decrease was a result of reduced sales from our Chinese joint venture as the Chinese economy continues to be challenged. Equipment and Supplies sales continue to decline in the U.S. as well. We attribute the decrease in sales to our customers' reluctance to acquire equipment while interest rates remain high.
Gross Profit

In millions unless otherwise indicated	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Gross profit	$94.4	$22.2	$24.1	$25.2	$22.9	$96.0	$23.2
Gross margin	33.6%	32.2%	34.0%	34.8%	33.3%	33.6%	33.7%
Fourth quarter gross profit decreased by $1.0 million or 150 basis points as a result of the decline in high-margin digital plan printing sales. Despite a sales decrease of $4.8 million for the full-year 2023 as compared to the same period in 2022, gross profit decreased by just $1.6 million. Gross margin for the full-year 2023 remained flat at 33.6%, as compared to 2022. Gross margin stability during 2023 was driven by improved efficiency in our cost structure and a reduction in depreciation expense.

Selling, General and Administrative Expenses

In millions	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Selling, general and administrative expenses	$76.3	$18.6	$19.3	$19.0	$19.5	$77.5	$19.2
Selling, general and administrative expenses in the fourth quarter 2023 decreased in absolute dollars year-over-year by $0.6 million or 3.1%, and decreased $1.2 million or 1.6% for the full year 2023, as compared to 2022. The decrease was primarily driven by lower commission and bonus accruals due to the decline in net sales and net income attributable to ARC.
Site Remediation Expense
We are currently involved in a site remediation obligation due to a former gas station that had been situated on a property we obtained as part of a business acquisition in the late 1990s. In 2020, the local County's Department of Environmental Health (CDEH), approved our remedial clean-up plan, hence a liability on an undiscounted basis for $0.6 million for costs attributable to our clean-up plan was established. Additional review conducted in the fourth quarter of 2023 identified certain potential risks arising out of a structure on a neighboring property. As a result, in December of 2023, the CDEH requested that an alternative remedial plan be developed and submitted by March 12, 2024, to address the structural aspects of the site. We are in the process of finalizing an alternative plan with the guidance and expertise of an environmental consulting firm engaged expressly for this purpose. The additional concerns identified in December 2023 require more complex remediation measures for a longer duration than those contained in the plan approved by the CDEH in 2020. In light of the expected increase in expenses associated with remediating the site we have increased the reserve by approximately $4.0 million, reflecting a total reserve on an undiscounted basis of $4.5 million as of December 31, 2023. We have accrued probable and reasonably estimable costs for the resolution of the obligation based upon types of remediation efforts currently anticipated, the volume of contaminants in the impacted areas, regulatory oversight, and other costs.
Net Income and Earnings Per Share

In millions unless otherwise indicated	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Net income (loss) attributable to ARC – GAAP	$8.2	$(0.9)	$3.2	$4.0	$1.9	$11.1	$2.1
Adjusted net income attributable to ARC	$11.8	$2.4	$3.2	$4.1	$2.2	$12.0	$2.6

Earnings (loss) per share attributable to ARC
Diluted EPS – GAAP	$0.19	$(0.02)	$0.07	$0.09	$0.04	$0.26	$0.05
Adjusted diluted EPS	$0.27	$0.05	$0.07	$0.09	$0.05	$0.28	$0.06
Year-over-year, net income attributable to ARC and earnings per share in the fourth quarter of 2023 and for the full year 2023 as compared to 2022 decreased primarily due to the site remediation expense. Year-over year, adjusted net income attributable to ARC and adjusted earnings per share for the full year 2023 as compared to 2022, remained relatively flat despite the $4.8 million decline in net sales, primarily driven by lower selling, general and administrative expenses as noted above.
Cash Provided by Operating Activities

In millions	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
Cash provided by operating activities	$36.6	$13.7	$8.7	$10.3	$3.8	$37.2	$10.8
The increase in cash flows from operations during the fourth quarter of 2023 as compared to the same period in 2022, was primarily due to improvement in collections. The decrease in cash flows from operations for the full-year 2023, compared to the same period in 2022, was primarily due to the decrease in net income, partially offset by the improvement in our collection of accounts receivable.
EBITDA

In millions	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022
EBITDA	$31.9	$3.7	$9.4	$10.6	$8.2	$39.1	$8.9
Adjusted EBITDA	$38.1	$8.3	$10.0	$11.1	$8.7	$40.9	$9.3

Decrease in EBITDA in the fourth quarter of 2023 as compared to the same period in 2022, is primarily due to the site remediation expense. The decrease in Adjusted EBITDA for the full year 2023 as compared to the same period in 2022, is largely attributable to lower sales in 2023.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2023	2022	2023	2022
Digital Printing	59.5%	61.0%	60.5%	61.1%
MPS	26.4%	26.8%	26.6%	26.5%
Scanning and Digital Imaging	7.9%	5.9%	7.2%	6.1%
Equipment and Supplies sales	6.2%	6.3%	5.7%	6.3%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, February 28, 2024, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss the results of the Company's 2023 fourth quarter and fiscal year. To access the live conference call, dial (800) 715-9871. International callers may join the conference by dialing (647) 932-3411. The conference code is 1511143 and will be required to dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “positioned us well for ongoing success,” “serves as a clear indication of the positive direction our company is headed,” “focused on achieving superior results in the coming year,” “intention of repeating that performance,” and, “we don’t expect it to hamper our operations or our cash flows in a meaningful way in any given year of the project's execution,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2023	2022
Cash and cash equivalents	$56,093	$52,561
Accounts receivable, net of allowances for credit losses of $1,857 and $1,947	35,775	38,748
Inventory	8,818	8,610
Prepaid expenses	3,988	4,018
Other current assets	3,978	3,540
Total current assets	108,652	107,477
Property and equipment, net of accumulated depreciation of $229,122 and $231,913	40,925	40,214
Right-of-use assets from operating leases	32,838	28,163
Goodwill	121,051	121,051
Other intangible assets, net	162	208
Deferred income taxes, net	4,383	7,993
Other assets	2,113	2,209
Total assets	$310,124	$307,315
Current liabilities:
Accounts payable	$24,175	$22,972
Accrued payroll and payroll-related expenses	9,401	11,235
Accrued expenses	18,787	16,882
Current operating lease liabilities	9,924	9,924
Current portion of finance leases	8,870	11,558
Total current liabilities	71,157	72,571
Long-term operating lease liabilities	27,357	23,339
Long-term debt and finance leases	53,366	54,916
Deferred income taxes	52	—
Other long-term liabilities	2,467	199
Total liabilities	154,399	151,025
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 52,526 and 51,400 shares issued and 42,783 and 43,101 shares outstanding	52	51
Additional paid-in capital	136,460	132,952
Retained earnings	44,144	44,416
Accumulated other comprehensive loss	(4,200)	(4,187)
	176,456	173,232
Less cost of common stock in treasury, 9,743 and 8,299 shares	22,390	18,877
Total ARC Document Solutions, Inc. stockholders’ equity	154,066	154,355
Noncontrolling interest	1,659	1,935
Total equity	155,725	156,290
Total liabilities and equity	$310,124	$307,315

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Service sales	$64,625	$64,540	$265,160	$267,891
Equipment and Supplies sales	4,251	4,282	16,041	18,119
Total net sales	68,876	68,822	281,201	286,010
Cost of sales	46,725	45,633	186,800	190,013
Gross profit	22,151	23,189	94,401	95,997
Selling, general and administrative expenses	18,569	19,168	76,333	77,544
Amortization of intangible assets	10	10	41	97
Site remediation expense	4,000	—	4,000	—
(Loss) income from operations	(428)	4,011	14,027	18,356
Other income, net	(25)	(13)	(67)	(62)
Interest expense, net	333	466	1,633	1,796
(Loss) income before income tax provision	(736)	3,558	12,461	16,622
Income tax provision	125	1,456	4,387	5,832
Net (loss) income	(861)	2,102	8,074	10,790
(Income) loss attributable to noncontrolling interest	(27)	21	161	304
Net (loss) income attributable to ARC Document Solutions, Inc. stockholders	$(888)	$2,123	$8,235	$11,094
(Loss) earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$(0.02)	$0.05	$0.19	$0.26
Diluted	$(0.02)	$0.05	$0.19	$0.26
Weighted average common shares outstanding:
Basic	42,275	42,226	42,543	42,214
Diluted	43,092	42,882	43,484	43,280

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(In thousands) (Unaudited)	December 31,		December 31,
	2023	2022	2023	2022
Cash flows from operating activities
Net (loss) income	$(861)	$2,102	$8,074	$10,790
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	66	45	351	320
Depreciation	4,089	4,816	17,592	20,328
Amortization of intangible assets	10	10	41	97
Amortization of deferred financing costs	17	15	67	61
Stock-based compensation	610	442	2,232	1,773
Deferred income taxes	1,370	740	5,016	4,927
Deferred tax valuation allowance	(1,486)	234	(1,326)	264
Other non-cash items, net	85	(70)	(262)	(205)
Changes in operating assets and liabilities:
Accounts receivable	4,751	2,685	2,783	(195)
Inventory	(108)	958	(243)	62
Prepaid expenses and other assets	2,902	2,872	9,391	9,746
Accounts payable and accrued expenses	2,281	(4,020)	(7,133)	(10,741)
Net cash provided by operating activities	13,726	10,829	36,583	37,227
Cash flows from investing activities
Capital expenditures	(3,024)	(1,597)	(10,752)	(5,881)
Other	96	97	363	307
Net cash used in investing activities	(2,928)	(1,500)	(10,389)	(5,574)
Cash flows from financing activities
Proceeds from stock option exercises	14	849	1,144	1,201
Proceeds from issuance of common stock under Employee Stock Purchase Plan	35	36	133	98
Share repurchases	(664)	(776)	(3,513)	(2,106)
Distribution to noncontrolling interest	—	—	—	(3,908)
Payments on long-term debt agreements and finance leases	(2,697)	(3,148)	(11,860)	(14,736)
Borrowings under revolving credit facilities	40,000	40,000	162,000	154,000
Payments under revolving credit facilities	(40,000)	(42,500)	(162,000)	(160,250)
Payment of deferred financing costs	—	(6)	(23)	(6)
Dividends paid	(2,119)	(2,116)	(8,518)	(8,448)
Net cash used in financing activities	(5,431)	(7,661)	(22,637)	(34,155)
Effect of foreign currency translation on cash balances	140	245	(25)	(866)
Net change in cash and cash equivalents	5,507	1,913	3,532	(3,368)
Cash and cash equivalents at beginning of period	50,586	50,648	52,561	55,929
Cash and cash equivalents at end of period	$56,093	$52,561	$56,093	$52,561
Supplemental disclosure of cash flow information:
Noncash financing activities:
Finance lease obligations incurred	$2,620	$3,094	$7,764	$9,482
Operating lease obligations incurred	$7,408	$1,533	$14,478	$8,687

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Service Sales
Digital Printing	$40,948	$41,986	$170,083	$174,752
MPS	18,208	18,465	74,764	75,782
Scanning and Digital Imaging	5,469	4,089	20,313	17,357
Total services sales	64,625	64,540	265,160	267,891
Equipment and Supplies sales	4,251	4,282	16,041	18,119
Total net sales	$68,876	$68,822	$281,201	$286,010

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Cash flows provided by operating activities	$13,726	$10,829	$36,583	$37,227
Changes in operating assets and liabilities	(9,826)	(2,495)	(4,798)	1,128
Non-cash expenses	(662)	(1,406)	(6,078)	(7,140)
Income tax provision	125	1,456	4,387	5,832
Interest expense, net	333	466	1,633	1,796
(Income) loss attributable to noncontrolling interest	(27)	21	161	304
EBITDA	3,669	8,871	31,888	39,147
Site remediation expense	4,000	—	4,000	—
Stock-based compensation	610	442	2,232	1,773
Adjusted EBITDA	$8,279	$9,313	$38,120	$40,920
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net (loss) income attributable to ARC Document Solutions, Inc. stockholders to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net (loss) income attributable to ARC Document Solutions, Inc. stockholders	$(888)	$2,123	$8,235	$11,094
Interest expense, net	333	466	1,633	1,796
Income tax provision	125	1,456	4,387	5,832
Depreciation and amortization	4,099	4,826	17,633	20,425
EBITDA	3,669	8,871	31,888	39,147
Site remediation expense	4,000	—	4,000	—
Stock-based compensation	610	442	2,232	1,773
Adjusted EBITDA	$8,279	$9,313	$38,120	$40,920
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net (loss) income attributable to ARC Document Solutions, Inc. stockholders to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net (loss) income attributable to ARC Document Solutions, Inc. stockholders	$(888)	$2,123	$8,235	$11,094
Site remediation expense	4,000	—	4,000	—
Income tax benefit related to above item	(1,018)	—	(1,018)	—
Deferred tax valuation allowance and other discrete tax items	270	495	567	905
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,364	$2,618	$11,784	$11,999

Actual:
(Loss) earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$(0.02)	$0.05	$0.19	$0.26
Diluted	$(0.02)	$0.05	$0.19	$0.26
Weighted average common shares outstanding:
Basic	42,275	42,226	42,543	42,214
Diluted	43,092	42,882	43,484	43,280

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.06	$0.06	$0.28	$0.28
Diluted	$0.05	$0.06	$0.27	$0.28
Weighted average common shares outstanding:
Basic	42,275	42,226	42,543	42,214
Diluted	43,092	42,882	43,484	43,280
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income and adjusted earnings per share presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America or GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, net income margin, income from operations, diluted earnings per share or any other performance measures presented in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity. We have presented these measures because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We use EBITDA and EBITDA margin to measure and compare the performance of our operating divisions. Our operating divisions financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA and EBITDA margin to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA and EBITDA margin to evaluate potential acquisitions and potential capital expenditures.
EBITDA and EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and EBITDA margin only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC stockholders for the three and twelve months ended December 31, 2023 and 2022 to reflect the exclusion of the site remediation expense and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2023 and 2022. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA for the three and twelve months ended December 31, 2023 and 2022 to exclude the site remediation expense as it is not indicative of our ongoing operations. We have presented adjusted EBITDA for the three and twelve months ended December 31, 2023 and 2022 to exclude stock-based compensation expense, as it is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors assessing our financial performance. We calculate adjusted EBITDA margin by dividing adjusted EBITDA by net sales.